                 [LETTERHEAD OF MORGEN-WALKE ASSOCIATES, INC.]


                                                                    EXHIBIT 99.1

                             FOR:            SUMMIT CARE CORPORATION

                             APPROVED BY:    William Scott
                                             Chairman,
                                             President & Chief Executive Officer
                                             (818) 841-8750

For Immediate Release
---------------------

                             CONTACT:        Morgen-Walke Associates
                                             (212) 850-5600
                                             Investor Contact:
                                             June Filingeri/Jennifer Miller
                                             Press contact: David Sassoon

          SUMMIT CARE ANNOUNCES TERMS OF MERGER AGREEMENT AND REPORTS
               FISCAL 1998 SECOND QUARTER AND SIX-MONTH RESULTS

     BURBANK, CA, February 9, 1998 -- Summit Care Corporation (Nasdaq: SUMC) and Fountain View, Inc., a privately-held skilled nursing care company based in Los Angeles, California today announced that they have entered into a definitive merger agreement for Fountain View to acquire Summit Care. Summit Care also announced its results for the second quarter of fiscal 1998.

     According to the terms of the merger agreement, Summit Care shareholders will receive $21.00 per share in cash for a total purchase price of approximately $274 million, including the assumption of approximately $130 million of Summit Care debt.

     On February 13, 1998, Fountain View will commence a cash tender offer for all outstanding shares of Summit Care stock at $21.00 per share. Following consummation of the tender offer, Summit Care will be merged with a wholly owned subsidiary of Fountain View, and each remaining outstanding share of Summit Care will be converted in the merger into $21.00 in cash.

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SUMMIT CARE ANNOUNCES TERMS AND RESULTS                                   Page 2

        Fountain View has received a commitment from Heritage Fund II, L.P. for $82 million of the equity financing necessary to complete the transaction and a bank financing commitment from Bank of Montreal covering an additional $250 million. Completion of the tender offer and the merger are subject to customary conditions to closing, including the receipt of any applicable regulatory approvals and the expiration of any applicable regulatory waiting periods.

        Gary L. Massimino, Chairman of the Special Committee of the Board of Directors of Summit Care, said: "After a very thorough and extensive process, we concluded that a sale of Summit Care to Fountain View for $21 in cash per share represented the best strategic alternative for Summit Care and its shareholders, and represented the highest value reasonably obtainable." The Special Committee was formed by the Summit Care Board for the purpose of considering the proposed transaction and other strategic alternatives. In connection with their deliberations regarding the transaction, Donaldson Lufkin & Jenrette, Summit Care's financial advisor, has advised both the Special Committee and the Board of Directors of Summit Care that the consideration to be received by the shareholders of Summit Care in the transaction is fair from a financial point of view.

        Following the merger, William C. Scott, Summit Care's Chairman and Chief Executive Officer, will join Fountain View as its Chairman and as an investor. Mr. Robert Snukal will continue as Fountain View's Chief Executive Officer.

        Sutro & Co. Incorporated is serving as exclusive financial advisor to Fountain View in connection with the acquisition, and will act as dealer-manager for the tender offer.

        Michel Reichert, Managing General Partner of Heritage Partners Inc., commented: "Our business plan of creating a large, national skilled nursing home and assisted living company is well underway with the acquisition of Summit Care by Fountain View Inc., a Heritage portfolio company since August of 1997. The two organizations have strong operating and managerial synergies and we are excited about the opportunities for our new equity investment."

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SUMMIT CARE ANNOUNCES TERMS AND RESULTS                                   Page 3


     Mr. Snukal said: "We at Fountain View look forward to the opportunities presented by this acquisition. Fountain View and Summit make a fine geographical fit in California, and allow us to pursue our strategy of offering high acuity care settings to our HMO customers."

     Mr. Scott commented: "We are very pleased by the value realized by Summit Care's shareholders as a result of this transaction. We are also pleased to be joining with Heritage Partners and Fountain View management in this new venture."

     Summit Care Corporation also reported results for the fiscal 1998 second quarter and six months ended December 31, 1997.

     For the second quarter of fiscal 1998, net income was $1,202,000, or $0.18 per share, compared with a net loss of $1,049,000, or $0.15 per share in the second quarter of 1997, which included a special charge of $2,420,000, or $0.35 per share. Basic and diluted earnings per share are the same in each respective quarter for fiscal 1998 and 1997. Revenues increased 8% to $53,972,000 compared with $50,181,000 before the special charge in last year's second quarter.

     For the six months of fiscal 1998, net income was $2,832,000, or $0.41 per diluted share, compared with net income for the first six months of 1997 of $516,000, or $0.08 per diluted share including the special charge. Revenues increased 10% to $108,507,000 compared with $99,088,000 before the special charge in the same period last year.

     In the fiscal 1998 second quarter, nursing center occupancy was 87.5%, quality mix was 67.5%, and gross specialty, subacute, and pharmacy revenues as a percentage of gross revenues was 52.6%. This compares with 84.9%, 69.5%, and 54.9% respectively for the second quarter of last year.

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SUMMIT CARE ANNOUNCES TERMS AND RESULTS                                 Page 4

        For the first six months of fiscal 1998, nursing center occupancy was 88.0%, quality mix was 68.3%, and gross specialty, subacute, and pharmacy revenues as a percentage of gross revenues was 53.8%. This compares with 84.5%, 69.7%, and 55.1% respectively for the first six months of last year.

        Commenting on the quarter, Mr. Scott said: "Our second quarter results primarily reflect a decrease in Medicare and private pay patients at ten of our California centers. The majority of this decrease occurred in October, with some improvement above October levels in November and December. Overall, results for our Texas nursing centers and pharmacy operations were ahead of the prior year in both the second quarter and six month periods."

        Summit Care Corporation provides quality health services including, rehabilitative care, infusion therapy and other ancillary services in 36 skilled nursing care centers and 5 assisted living centers with 5,347 beds located in California, Texas and Arizona. The Company also operates three full service pharmacies and manages sub-acute care units in acute hospitals.

        The preceding forward looking statements involve a number of risks and uncertainties. Among other factors that could cause actual results to differ materially are the following: the impact of future funding or policy changes adopted by Medicare or Medicaid; the impact of future Medicare audits; the impact of competition upon census and pricing (including managed care pricing pressures); changes in patient mix between Medicare, Medicaid and private pay patients; and the risk factors listed from time to time in the Company's SEC reports, including, but not limited to, the report on Form 10-K for the year ended June 30, 1997.


                                 TABLE FOLLOWS

                            SUMMIT CARE CORPORATION
                        Consolidated Operating Results
                     (In Thousands, Except Per Share Data)


                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                  DECEMBER 31                    DECEMBER 31

                                                1997      1996/1/              1997      1996/1/
                                              --------  ---------            --------  ---------
Revenues                                      $53,972    $ 46,181            $108,507   $95,088

Income before income taxes                    $ 1,986    $ (1,734)           $  4,681   $   853

Net income                                    $ 1,202    $ (1,049)           $  2,832   $   516
                                              =======    ========            ========   =======
Earnings per share:
  Basic                                       $  0.18    $  (0.15)           $   0.42   $  0.08
                                              =======    ========            ========   =======
  Diluted                                     $  0.18    $  (0.15)           $   0.41   $  0.08
                                              =======    ========            ========   =======

Average number of shares outstanding:
  Basic                                         6,802       6,775               6,789     6,774
                                                =====       =====               =====     =====
  Diluted                                       6,860       6,841               6,835     6,854
                                                =====       =====               =====     =====

/1/ Includes a special charge to revenues and income before income taxes of $4,000,000 and to net income of $2,420,000, or $0.35 per share.